Exhibit H (b) 1.2

NORTHEAST UTILITIES PARENT
PRO FORMA INCOME STATEMENT
FOR THE 12 MONTHS ENDED DECEMBER 31, 2001

Unaudited
(Thousands of Dollars)

                                                                                                    Pro Forma
                                                                                 Pro Forma         Giving Effect
                                                                Per Book        Adjustments        To Adjustments
                                                                --------        -----------        --------------
Operating Revenues.........................................     $   -                                $    -
                                                                --------          --------           ---------
Operating Expenses:
  Operation expense........................................       11,868                                11,868
  Taxes other than income taxes............................           49                                    49
                                                                --------          --------            --------
    Total operating expenses...............................       11,917              -                 11,917
                                                                --------          --------            --------
  Operating Loss...........................................      (11,917)             -                (11,917)
  Other Income, Net........................................      277,126                               277,126
                                                                --------          --------            --------
  Income Before Interest and Income Tax Expense............      265,209              -                265,209
                                                                --------          --------            --------

  Interest Expense:
    Interest on long-term debt.............................       24,191            48,960 c,d,e        73,151
    Other interest.........................................        8,505                                 8,505
                                                                --------          --------            --------
      Interest expense, net................................       32,696            48,960              81,656
                                                                --------          --------            --------
    Income Before Income Tax Expense.......................      232,513           (48,960)            183,553
    Income Tax Benefit.....................................       10,997            19,054 f            30,051
                                                                --------          --------            --------
    Net Income.............................................     $243,510          $(29,906)           $213,604
                                                                ========          ========            ========



NORTHEAST UTILITIES PARENT
PRO FORMA STATEMENT OF RETAINED EARNINGS
AS OF DECEMBER 31, 2001

Unaudited
(Thousands of Dollars)

                                                                                                    Pro Forma
                                                                                 Pro Forma         Giving Effect
                                                                Per Book        Adjustments        To Adjustments
                                                                --------        -----------        --------------
Balance at beginning of the period.........................     $495,873         $                    $495,873
Net income.................................................      243,510          (29,906)             213,604

Cash dividends on common stock.............................      (60,923)                              (60,923)
                                                                --------         --------             --------
Balance at end of period...................................     $678,460         $(29,906)            $648,554
                                                                ========         ========             ========



NORTHEAST UTILITIES PARENT
PRO FORMA CAPITAL STRUCTURE
AS OF DECEMBER 31, 2001

Unaudited
(Thousands of Dollars)

                                                                                                    Pro Forma
                                                                                 Pro Forma         Giving Effect
                                                                Per Book        Adjustments        To Adjustments
                                                                --------        -----------        --------------
Long-term debt*............................................    $  357,000         $337,000           $  694,000
Common stockholders' equity................................     2,117,640          (29,906)           2,087,734
                                                               ----------         --------           ----------
Total capitalization.......................................    $2,474,646         $307,094           $2,781,734
                                                               ==========         ========           ==========

*Does not include current portion.




NORTHEAST UTILITIES PARENT
PRO FORMA ADJUSTMENTS TO THE FINANCIAL STATEMENTS

(Thousands of Dollars)

                                                                             Debit        Credit
                                                                             -----        ------
a) Cash and cash equivalents                                                 $600,000
      Long-term debt                                                                      $600,000

   To record issuance of long-term debt


b) Long-term debt                                                            $263,000
      Cash                                                                                $263,000

   To record repayment of long-term debt


c) Interest on long-term debt                                                $    662
      Other deferred debits                                                               $    662

   To expense remaining issuance costs on long-term debt retired


d) Interest on long-term debt                                                $ 47,396
      Accrued interest                                                                    $ 47,396

   To record net increase in interest expense as a result of the long-term debt retired/issued


e) Other deferred debits - unamortized debt expense                          $  8,123
   Unamortized debt expense                                                  $    902
      Cash and cash equivalents                                                           $  9,025

   To record and amortize debt issuance costs associated with the long-term debt issued


f) Accrued taxes                                                             $ 19,054
     Income tax expense                                                                   $ 19,054

   To record tax effect of entries c, d, and e above
